Exhibit 99.1

PRESS RELEASE                          Contact:  Kenneth J. Zuerblis
                                                 Vice President, Finance & CFO
                                                 732-980-4717

                                       [Noonan/Russo Communications, Inc.
                                       212-696-4455
                                       Hala Bashir, Media Relations x356]


                  ENZON, INC. ADOPTS STOCKHOLDERS' RIGHTS PLAN

Piscataway, New Jersey; May 22, 2002 - Enzon, Inc. (Nasdaq: ENZN) announced today that its board of directors adopted a rights plan under which its stockholders of record on June 3, 2002 will receive a dividend payable in preferred stock purchase rights.

The plan is designed to ensure that stockholders realize fair value and equal treatment in the event of an attempted takeover of the company and to protect the company and its stockholders against coercive takeover tactics. The plan was not adopted in response to any efforts to acquire the company, and Enzon is not aware of any such efforts. Each right will initially entitle stockholders to purchase a fractional share of Enzon's preferred stock for $190. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15 percent or more of Enzon's common stock while the stockholder rights plan remains in place, then, unless (1) the rights are redeemed by Enzon for $0.01 per right, or (2) the board of directors determines that a tender or exchange offer for all of the outstanding common stock of the company is in the best interest of the company and the stockholders, then the rights will become exercisable by all rights holders except the acquiring person or group for (1) shares of Enzon or (2) in certain circumstances, shares of the third party acquirer, each having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders following the record date.

Additionally, Enzon's board of directors approved and adopted several amendments to Enzon's bylaws to provide for: (a) advance notice of stockholder proposals and stockholder nominations for the election of directors; (b) a mandate that the board of directors determine a record date for any action taken by a written consent of the stockholders; and (c) verification of stockholder consents.

Except for the historical information herein, the matters discussed in this new release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, Form 10-K/A, Form 10-Qs and Form 8-Ks on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, risks that Enzon will not outperform the sector, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.